Exhibit 2

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

PROPHASE LABS, INC.

ProPhase Labs, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.	Name of Corporation. The name of the corporation is ProPhase Labs, Inc. (the “Corporation”).

2.	Board of Director Approval. The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and calling for the consideration of such amendment at a meeting of the stockholders of the Corporation.

3.	Shareholder Approval. Thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of the necessary number of shares of the Corporation entitled to vote thereon.

4.	Compliance with Delaware General Corporation Law. The amendment to the Certificate of Incorporation of the Corporation set forth below was duly adopted in accordance with the provisions of Section 242 of the DGCL (8 Del. C. § 242).

5.	Amendment. Article 3 of the Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph:

Digital Asset and Blockchain-Based Activities. Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation is expressly authorized to acquire, hold, exchange, invest in, and otherwise manage digital assets, cryptocurrencies, tokens, stablecoins, blockchain-based instruments, and similar distributed-ledger assets as part of its treasury, cash-management, and risk-management operations, in accordance with risk-management policies and procedures established by the Board of Directors and in compliance with applicable law. The Corporation may engage in treasury, settlement, and strategic transactions using blockchain technologies and may utilize, retain, and settle transactions in such digital or blockchain-based assets as determined by the Board of Directors to be in the best interests of the Corporation and its stockholders.

6.	Effectiveness. This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of ProPhase Labs, Inc., signed by a duly authorized officer this ____ day of November 2025.

By:	Ted Karkus
/s/ Ted Karkus
Chairman of the Board of Directors and Chief Executive Officer